Exhibit 99.1

CMGI ANNOUNCES SECOND QUARTER

FISCAL 2006 FINANCIAL RESULTS

Delivers 9% Year over Year Increase in Revenue and Continues Investing in Strategic Initiatives

Waltham, Mass. March 6, 2006 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its fiscal 2006 second quarter ended January 31, 2006.

Business Highlights

ModusLink:

•	Awarded 22 new engagements, with expected annualized revenue of $68.7 million
•	Merged Europe and Asia Operations into single international business, reducing SG&A by $5 million on an annualized basis
•	Reported 46% of new business from new target markets – Communications, Storage and Consumer Electronics
•	Expanded footprint in China to seven solution centers, including ModusLink’s third solution center in Shanghai

@Ventures:

•	Completed second investment in Advent Solar, a solar cell technology company
•	Made additional investment in ObjectVideo, a developer of intelligent video surveillance
•	Subsequent to quarter, had a successful liquidity event of $21.2 million from merger of portfolio company, WebCT technology with Blackboard

Second Quarter Consolidated Financial Results

CMGI reported net revenue of $318.8 million for its second quarter ended January 31, 2006. This compares to net revenue of $292.0 million for the same period one year ago, a $26.8 million or 9% increase year over year.

CMGI reported an operating loss of $1.7 million for the second quarter, compared to operating income of $10.8 million for the second quarter of fiscal 2005. The $12.5 million decrease in operating income was primarily the result of an $8.3 million decline in gross margins and a $4.3 million increase in restructuring charges, as compared to the same period of the prior year. The decline in gross margins was primarily attributable to $5.1 million of cost needed to support a larger than anticipated surge in demand for a significant client’s products during the holiday season. Overall gross margins were also negatively impacted by price concessions made last Spring and form factor changes, partially offset by cost of material savings and increased business volumes. The restructuring expense during the second quarter primarily reflects actions taken to drive operational efficiencies in Europe and lower our overall costs. Management believes these restructuring actions will lower CMGI’s operating costs in Europe by more than $5.0 million on an annualized basis.

During the second quarter CMGI continued to invest in its strategic initiatives focused on penetrating new target verticals, expanding service offerings, deploying a new ERP technology platform, and advancing global hub and spoke initiatives, such as consolidating IT and finance infrastructures. These actions resulted in incremental operating expenses during the quarter of $2.7 million versus the same period in the prior year.

“During the quarter we continued to grow revenue and are on track to meet our target of double-digit growth for the fiscal year,” said Joseph C. Lawler, President and Chief Executive Officer of CMGI. “Revenue growth during the quarter was primarily due to increased traction with our strategy of expanding our service offering and targeting new, high growth markets, which accounted for 46% of new business. This quarter we expected operating income to be lower than the prior year, due to planned investments in support of our strategic initiatives including entry into new target markets, expanding our service offering as well as planned restructuring expenses, and price concessions. Our operating loss, however, was also affected by increased costs needed to support a larger than anticipated surge in demand from one significant client. Our actions to support this client at a critical time in their sales season, has resulted in a continued strong relationship. Although we are disappointed that significant expense was necessary, we have made a thorough assessment and made needed changes. As a result, we don’t expect these costs to be repeated in the future.”

Excluding the effects of charges related to depreciation, amortization of intangibles, stock-based compensation and restructuring, CMGI reported non-GAAP operating income of $8.8 million for the second quarter of fiscal 2006 versus non-GAAP operating income of $17.3 million for the same period in the prior fiscal year. The year over year decline in non-GAAP operating income primarily reflects the impact of the $8.3 million decline in gross margin, as described above.

For the quarter, CMGI reported a net loss of $6.3 million compared to net income of $7.2 million for the same period in the prior fiscal year. The year over year change in net income reflects the operating income decline and a $1.5 million increase in loss from discontinued operations.

“Looking forward, we continue to be excited about new opportunities for growth in the supply chain marketplace,” continued Lawler. “Increasingly, we are seeing more organizations looking to leverage the knowledge and experience of global outsource partners to reduce costs, increase speed to market, mitigate risk and enhance end-user satisfaction. ModusLink is well positioned to become the supply chain partner of choice given its breadth of integrated services efficiently delivered across the globe.”

“In our venture capital operations, we are excited by the potential presented by clean energy technologies and believe they represent opportunity for a significant return on investment,” added Lawler. We recently completed an additional investment in Advent Solar, which plans to use the funds from its recent Series C financing round to build a full-scale production facility to manufacture photovoltaic solar cells. We have a talented team at @Ventures and we look forward to their continued contributions to CMGI’s performance.”

As of January 31, 2006, CMGI had working capital of approximately $259.7 million compared with $224.6 million at July 31, 2005 and $248.1 million at October 31, 2005. Due to our customers’ seasonality during the first half of our fiscal year, the Company builds up its working capital as reflected by a $53.0 million increase in the accounts receivable balance since July 31, 2005. Management expects the Company’s cash, cash equivalents and marketable securities balance to increase in the third quarter both from operations and the receipt of $21.2 million in proceeds from the merger of WebCT and Blackboard that closed on February 28, 2006.

Conference Call Information

CMGI will hold a conference call to discuss its fiscal 2006 second quarter results at 5:00 PM Eastern Time on March 6, 2006. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

Non GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because they may be considered to be of a non-operational or non-cash nature. Historically, CMGI has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling CMGI’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiary, ModusLink, provides technology and products solutions that help businesses market, sell and distribute their products and services. In addition, CMGI’s venture capital affiliate, @Ventures, invests in a variety of technology ventures. For additional information, see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expected annual revenue from new business engagements, our expectation as to the non-recurring nature of certain costs, the further execution of ModusLink’s strategic business plan, our assessment of the companies within our venture capital portfolio, the expected impact of restructuring actions and our expectation that our cash, cash equivalents and marketable securities balance will grow in the third quarter. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to improve its cash position, expand its operations and revenues, improve its gross margins and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers would significantly damage CMGI’s financial condition and results of operations; ModusLink frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to long-term contracts or contracts with minimum purchase requirements, and therefore its sales are subject to demand fluctuation; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the venture capital portfolio may not occur; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

Tom Oberdorf

Chief Financial Officer

781-663-5012

ir@cmgi.com

or

Media

Deborah Keeman

781-663-5191

Deb_Keeman@ModusLink.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	January 31, 2006	July 31, 2005
Assets:
Cash and cash equivalents	$159,701	$192,483
Available-for-sale securities	3,274	278
Accounts receivable, net	215,925	162,913
Inventories	92,163	78,689
Prepaid expenses and other current assets	9,094	11,800
Current assets of discontinued operations	1,733	2,912

Total current assets	481,890	449,075

Property and equipment, net	42,942	40,579
Investments in affiliates	27,957	22,528
Goodwill and other intangible assets	200,877	198,614
Other assets	3,586	5,888
Non-current assets of discontinued operations	2,362	5,000

	$759,614	$721,684

Liabilities:
Current installments of long-term debt	$65	$1,670
Current portion of capital lease obligations	305	304
Revolving line of credit	—	24,785
Accounts payable	156,499	134,252
Current portion of accrued restructuring	8,767	11,251
Accrued income taxes	3,393	2,778
Accrued expenses	48,291	43,024
Other current liabilities	2,883	3,797
Current liabilities of discontinued operations	1,999	2,576

Total current liabilities	222,202	224,437

Revolving line of credit	35,786	—
Long-term debt, net of current portion	65	98
Long-term portion of accrued restructuring	7,754	7,912
Long-term portion of capital lease obligations	675	823
Other long-term liabilities	17,355	17,101
Non-current liabilities of discontinued operations	98	98

	61,733	26,032
Stockholders' equity	475,679	471,215

	$759,614	$721,684

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended			Six months ended
	January 31, 2006	October 31, 2005	January 31, 2005	January 31, 2006	January 31, 2005
Net revenue	$318,849	$303,409	$292,025	$622,258	$545,249

Operating expenses:
Cost of revenue	288,445	272,437	253,327	560,882	475,824
Selling	5,293	5,388	5,302	10,681	10,959
General and administrative	20,276	21,117	20,340	41,393	40,435
Amortization of intangible assets	1,206	1,206	1,305	2,412	2,612
Restructuring, net	5,326	977	977	6,303	2,313

Total operating expenses	320,546	301,125	281,251	621,671	532,143

Operating income (loss)	(1,697)	2,284	10,774	587	13,106

Other income (expenses):
Other gains (losses), net	(1,119)	3,236	(1,158)	2,117	(2,600)
Equity in income (losses) of affiliates, net	5	(403)	303	(398)	77
Interest income	1,384	1,173	877	2,557	1,507
Interest expense	(722)	(552)	(590)	(1,274)	(1,013)

Total	(452)	3,454	(568)	3,002	(2,029)

Income (loss) from continuing operations before income taxes	(2,149)	5,738	10,206	3,589	11,077
Income tax expense	758	943	1,020	1,701	2,546

Income (loss) from continuing operations	(2,907)	4,795	9,186	1,888	8,531

Discontinued operations, net of income taxes:
Loss from discontinued operations	(3,408)	(2,663)	(1,950)	(6,071)	(1,848)

Net income (loss)	$(6,315)	$2,132	$7,236	$(4,183)	$6,683

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.01)	$0.01	$0.02	$0.00	$0.02

Loss from discontinued operations	$(0.01)	$(0.01)	$(0.00)	$(0.01)	$(0.00)

Earnings (loss)	$(0.02)	$0.00	$0.02	$(0.01)	$0.02

Shares used in computing basic earnings (loss) per share	482,727	482,063	475,072	482,373	472,472

Shares used in computing diluted earnings (loss) per share	482,727	487,435	485,719	487,351	480,905

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended			Six months ended
	January 31, 2006	October 31, 2005	January 31, 2005	January 31, 2006	January 31, 2005
Net revenue:

eBusiness and Fulfillment
Americas	$144,076	$129,364	$126,513	$273,440	$229,877
Asia	62,951	60,717	58,745	123,668	110,074
Europe	111,822	113,328	106,761	225,150	205,214

Total eBusiness and Fulfillment	318,849	303,409	292,019	622,258	545,165
Other	—	—	6	—	84

	$318,849	$303,409	$292,025	$622,258	$545,249

Operating income (loss):

eBusiness and Fulfillment
Americas	$8,722	$2,748	$5,616	$11,470	$5,745
Asia	5,737	5,491	8,634	11,228	15,541
Europe	(12,117)	(1,923)	1,105	(14,040)	(100)

Total eBusiness and Fulfillment	2,342	6,316	15,355	8,658	21,186
Other	(4,039)	(4,032)	(4,581)	(8,071)	(8,080)

	$(1,697)	$2,284	$10,774	$587	$13,106

Non-GAAP operating income (loss):

eBusiness and Fulfillment
Americas	$10,746	$4,910	$8,933	$15,656	$11,268
Asia	7,451	7,014	10,310	14,465	19,489
Europe	(6,675)	33	2,322	(6,642)	2,769

Total eBusiness and Fulfillment	11,522	11,957	21,565	23,479	33,526
Other	(2,715)	(2,972)	(4,290)	(5,687)	(7,512)

	$8,807	$8,985	$17,275	$17,792	$26,014

Note: Non-GAAP operating income represents total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

Non-GAAP Operating income	$8,807	$8,985	$17,275	$17,792	$26,014
Adjustments:
Depreciation	(2,193)	(2,508)	(2,461)	(4,701)	(4,680)
Amortization of intangible assets	(1,206)	(1,206)	(1,305)	(2,412)	(2,612)
Stock-based compensation	(1,779)	(2,010)	(1,758)	(3,789)	(3,303)
Restructuring, net	(5,326)	(977)	(977)	(6,303)	(2,313)

GAAP Operating income (loss)	$(1,697)	$2,284	$10,774	$587	$13,106

Other income (expense)	(452)	3,454	(568)	3,002	(2,029)
Income tax expense	758	943	1,020	1,701	2,546
Loss from discontinued operations	(3,408)	(2,663)	(1,950)	(6,071)	(1,848)

Net income (loss)	$(6,315)	$2,132	$7,236	$(4,183)	$6,683